                                                                  EXHIBIT 10.1



                             SHAREHOLDERS AGREEMENT


         This Shareholders Agreement, dated as of January 3, 1998 (this "Agreement"), is among Meditrust Corporation, a Delaware corporation ("REIT"), Meditrust Operating Company, a Delaware corporation ("OPCO"), the shareholders of the Company named on the signature page hereto (individually, a "Shareholder" and collectively, the "Shareholders") and, solely for purposes of
Section 3.6 hereof, La Quinta Inns, Inc., a Texas corporation (the "Company").

                                   RECITALS:

         A. As of the date hereof, each Shareholder owns the number of Shares of Common Stock, par value $0.01 per share ("Company Stock"), of the Company set forth on Exhibit A (such shares, and any shares of Common Stock hereafter acquired by such Shareholders, are hereinafter referred to as the "Shares");

         B. REIT, OPCO and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"), which provides, on the terms and subject to the conditions thereof, for the merger of the Company with and into REIT (the "Merger"); and

         C. As a condition to the willingness of REIT to enter into the Merger Agreement, REIT has requested that the Shareholders agree, and, in order to induce REIT to enter into the Merger Agreement, the Shareholders are willing to agree, to grant REIT an irrevocable proxy to vote, or to otherwise cause to be voted, the Shares pursuant to the terms and conditions hereof and to grant REIT an option to purchase the Shares owned by Shareholders on the terms and conditions contained herein.

         NOW, THEREFORE, the parties hereto agree as  follows:

             I.  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         The Shareholders hereby represent and warrant to REIT and OPCO as follows:

         1.1 Due Authority. The Shareholders have full power and authority to execute and deliver this Agreement and to perform their obligations hereunder and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by or on behalf of the Shareholders and, assuming its due authorization, execution and delivery by REIT and OPCO, constitutes a legal, valid and binding obligation of the Shareholders, enforceable against them in accordance with their terms.

         1.2 No Conflict; Consents. (a) The execution and delivery of this Agreement by the Shareholders do not, and the performance by the Shareholders of their obligations under this Agreement and the compliance by the Shareholders with the provisions hereof do not and will not, (i) conflict with or violate any law, statute, rule, regulation, order, writ, judgment or decree applicable to any of the Shareholders or the Shares, (ii) conflict with or violate the instruments under which any of the Shareholders were formed,
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any of the Shareholders is a party or by which any of the Shareholders or any of the Shares are bound or (iv) violate any order, writ, injunction, decree, judgment, order, statute, rule or resolution applicable to any of the Shareholders or any of the Shares.

         (b) The execution and delivery of this Agreement by the Shareholders do not, and the performance of this Agreement by the Shareholders will not, require any consent, approval, authorization or permit of, or filing with (except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or notification to, any government or regulatory authority by the Shareholders.

         (c) No other person or entity has or will have during the Proxy Term any right directly or indirectly to vote or control or affect the voting of the Shares.

         1.3 Title to Shares. The Shareholders (a) are the record or beneficial owners of the Shares as listed on Exhibit A free and clear of any proxy or voting restriction other than pursuant to this Agreement and (b) have, and during the Proxy Term will have, sole power of disposition with respect to the Shares. Such Shares are the only Shares of the Company's stock owned of record or beneficially by any of the Shareholders.

         1.4 No Encumbrances. The Shares and the certificates representing the Shares are now and at all times during the Proxy Term hereof will be held by the Shareholders, or by a nominee or custodian for the benefit of the Shareholders, free and clear of all proxies, voting trusts and voting agreements, understandings or arrangements and free and clear of all liens, claims, security interests and any other encumbrances whatsoever except any such encumbrances or proxies arising under this Agreement and except as set forth on Exhibit A.

         1.5 Brokers. The Shareholders are not liable for, and will indemnify the Company, REIT and OPCO against, any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any of the Shareholders.

         1.6     Tax Representations.  (a) Neither the issuance of Paired
Shares (as such term is defined in the Merger Agreement) to the Shareholders in connection with the Merger nor the other transactions contemplated by this Agreement will cause any person to violate the restrictions on ownership and transfer contained in the Certificate of Incorporation, as amended, of REIT or in the By-laws, as amended, of REIT, copies of which have been
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                                                          Shareholders Agreement

provided to and reviewed by the Shareholders and their counsel. The Shareholders will provide to REIT such information as REIT may reasonably request so that REIT may confirm the accuracy of this representation.

         (b) No Shareholder has or will have at the Effective Date any present plan, intention, or arrangement to sell or dispose of any of the Paired Shares to be received in the Merger. For purposes of this Section 1.6, a sale or disposition includes any "constructive sale" within the meaning of Section 1259(c)(1)(A) - (E) of the Internal Revenue Code of 1986, as amended (the "Code").

              II.  REPRESENTATIONS AND WARRANTIES OF REIT AND OPCO

         REIT and OPCO each hereby represent and warrant to the Shareholders as follows:

         2.1 Due Authority. Such party has full power, corporate or otherwise, and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by or on behalf of such party and, assuming its due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

         2.2 No Conflict; Consents. (a) The execution and delivery of this Agreement by such party do not, and the performance by such party of its obligations contemplated by this Agreement and the compliance by such party with any provisions hereof do not and will not, (i) conflict with or violate any law, statute, rule, regulation, order, writ, judgment or decree applicable to such party, (ii) conflict with or violate such party's charter or bylaws, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such party is a party or by which such party is bound.

         (b) The execution and delivery of this Agreement by such party do not, and the performance of this Agreement by such party will not, require any consent, approval, authorization or permit of, or filing with (except for applicable requirements, if any, of the Exchange Act) or notification to, any governmental or regulatory authority by such party.





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                                                          Shareholders Agreement

                  III.  CERTAIN COVENANTS OF THE SHAREHOLDERS

         The Shareholders hereby covenant and agree with REIT and OPCO as follows:

         3.1 Transfer of Shares. During the Proxy Term the Shareholders will not (a) sell, tender, transfer, encumber, pledge (except as set forth on Exhibit A), assign or otherwise dispose of any of the Shares, (b) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto, (c) enter into any contract, option or other legally binding undertaking providing for any transaction prohibited by (a) or (b) hereof, or
(d) take any action that would make any representation or warranty of the Shareholders contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholders from performing any of the Shareholders' obligations under this Agreement.

         3.2 Proxy. (a) Each Shareholder, by this Agreement, hereby constitutes and appoints REIT, with full power of substitution, during and for the Proxy Term, as such Shareholder's true and lawful attorney and irrevocable proxy, for and in such Shareholder's name, place and stead, to vote each of such Shares owned by such Shareholder as Shareholder's proxy, at every meeting of the shareholders of the Company or any adjournment thereof or in connection with any written consent of the Company's shareholders, (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (ii) against (x) any Company Takeover Proposal (which term as used in this Agreement shall have the meaning as defined in the Merger Agreement), and any proposal for any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions of the Company's obligations under the Merger Agreement not being fulfilled and
(y) any change in the directors of the Company, any change in the present capitalization of the Company or any amendment to the Company's articles of organization or bylaws, any other material change in the Company's corporate structure or business, or any other action which in the case of each of the matters referred to in this clause (y) could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated, and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of shareholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for REIT or its nominees to vote such Shares directly. Each Shareholder intends the foregoing proxy to be, and it shall be, irrevocable and coupled with an interest during the Proxy Term and hereby revokes any proxies previously granted by such Shareholder with respect to the Shares to the extent inconsistent with the foregoing proxy.





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                                                          Shareholders Agreement

         (b) Each Shareholder hereby further agrees, with respect to any Shares not voted pursuant to paragraph (a) above, including without limitation any Shares owned beneficially but not of record by such Shareholder, that during the Proxy Term, at every meeting of the shareholders of the Company or any adjournment thereof or in connection with any written consent of the Company's shareholders, such Shareholder shall vote (or cause to be voted) all Shares whether or not owned of record or beneficially by such Shareholder except as specifically requested in writing by REIT in advance, (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (ii) against (x) any Company Takeover Proposal and any proposal for any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions of the Company's obligations under the Merger Agreement not being fulfilled or (y) any change in the directors of the Company, any change in the present capitalization of the Company or any amendment to the Company's certificate of incorporation or bylaws, any other material change in the Company's corporate structure or business, or any other action which in the case of each of the matters referred to in this clause (y) could reasonably be expected to, impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated, and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of shareholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing.

         (c) For the purposes of this Agreement, "Proxy Term" means the period from the date hereof until the earlier of (i) twelve (12) months after the termination of the Merger Agreement (provided, however, that after the termination of the Merger Agreement Sections 3.2(a) and 3.2(b) hereof shall apply only to an aggregate number of Shares equal to ten percent of the number of shares of the Company Stock outstanding from time to time, and the parties hereto shall agree in writing which Shares shall no longer be subject to the provisions of such Sections) and (ii) the Effective Time.

         3.3 Further Assurances. During the Proxy Term, each Shareholder in its capacity as a shareholder of the Company shall perform such further acts and execute such further documents and instruments as REIT or OPCO may reasonably request.

         3.4. No Solicitation. During the Proxy Term each Shareholder individually or in its capacity as a Shareholder of the Company shall not (i) solicit, initiate or knowingly encourage the submission of, any inquiries, proposals or offers from any person relating to a Company Takeover Proposal,
(ii) enter into any agreement with respect to any Company Takeover Proposal, or
(iii) enter into or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to knowingly





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
                                                          Shareholders Agreement

facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal.

         3.5 Certain Events. Each Shareholder agrees that this Agreement and the obligations hereunder will attach to the Shares and will be binding upon any person or entity to which legal or beneficial ownership of the Shares may pass, whether by operation of law or otherwise.

         3.6 Stop Transfer. Each Shareholder agrees with, and covenants to, REIT that the Shareholder will not request that the Company register the transfer (book-entry or otherwise) or any certificate or uncertificated interest representing any of the Shares. Each Shareholder and the Company further agree that the Company shall instruct the transfer agent for its Common Stock to refuse to permit the transfer of the Shares during the Proxy Term except as permitted by the terms of this Agreement.

         3.7 Agreement to Elect Cash. The Shareholders agree that prior to the Election Deadline they will irrevocably elect to receive with respect to all of the Shares, pursuant to and in accordance with the provisions of the Merger Agreement, the maximum amount of cash permitted to be received pursuant to the Merger Agreement for such Shares.

         3.8 Cooperation. Each Shareholder agrees to cooperate with REIT after the date hereof in determining and investigating whether there exist any circumstances which could cause REIT to be "closely held" within the meaning of
Section 856(a) of the Code or to derive or accrue or be allocated any amount that is treated as other than "rents from real property" by reason of Section 856(d)(2)(B) of the Code and without limiting the foregoing agrees to provide to REIT as promptly as practical all relevant information and documents (or, with respect to information and documents which such Shareholder does not have or own, use commercially reasonable efforts to obtain and provide them to REIT as promptly as practical) which REIT reasonably requests in connection with such determination and investigation.


                                   ARTICLE IV

                                   STANDSTILL

         (a) Each Shareholder hereby covenants and agrees that from and after the Effective Time hereof neither such Shareholder nor any of the Affiliates will, without the prior written consent of REIT specifically expressed in a vote adopted after the Merger by the Board of Directors of REIT (the "Board"), directly or indirectly, purchase or cause to be purchased or otherwise acquire (other than pursuant to a stock split, stock dividend or similar transaction or agree to acquire, or become or agree to become the beneficial owner of, any additional equity securities, or any securities convertible into or exercisable or exchangeable for any equity securities (collectively, "Stock") of REIT, OPCO, or any of their subsidiaries. During the





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
                                                          Shareholders Agreement

first 90 calendar days from and after the date the Merger becomes effective (the "Effective Time"), each Shareholder will not directly or indirectly sell, assign, transfer, pledge (except that such Shareholder may pledge shares to a brokerage firm pursuant to a margin account with customary terms) or otherwise dispose of, or enter into any put or other contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer or other disposition of, any common stock of REIT ("REIT Common Stock") or common stock of OPCO ("OPCO Common Stock") to be received by such Shareholder in the Merger. After such 90-day period, the Shareholders will have the benefit of the rights granted pursuant to the Registration Rights Agreement to be executed by the Shareholders, REIT and OPCO prior to the Effective Time (the "Registration Rights Agreement"). Each Shareholder further agrees that after such 90-day period neither it nor any Affiliates will, without the prior written consent of the Board specifically expressed in a vote adopted by the Board, directly or indirectly sell, assign, transfer, pledge (except that such Shareholder may pledge shares to a brokerage firm pursuant to a margin account with customary terms) or otherwise dispose of, or enter into any put or other contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer or other disposition of, any shares of Stock, except for (i) transfers made pursuant to the provisions of Section 4(b) below, (ii) transfers to Affiliates, or to charitable remainder trusts, that agree in a written agreement with REIT pursuant to which such Transferee agrees to be bound by all of the terms and conditions of, and makes, as of a time immediately prior to such transfer, each of the representations and warranties contained in (applied to such Transferee as if such Affiliate were any Shareholder for purposes thereof), this Agreement (provided that such Shareholder shall remain liable under and bound by this Agreement, in its entirety, with respect to all such transferred Stock, (iii) bona fide pledges to financial institutions, such as commercial or investment banks, broker/dealers, insurance companies and finance companies and resales thereof by the pledgees thereof pursuant to the terms of the applicable pledge agreements, (iv) gifts to charitable institutions, (v) transfers pursuant to a publicly announced tender offer for any shares of Stock by any corporation, entity, person or group (other than any Shareholder or the Affiliates) which the Board has voted to recommend to holders of any such shares of Stock, (vi) transfers effected pursuant to a registration statement filed pursuant to a registration rights agreement with REIT or OPCO and any Shareholder or, after the first anniversary of the Effective Time, pursuant to Rule 145(d) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and (vii) open market sales of not more than 1.0% of the outstanding shares of REIT Common Stock or OPCO Common Stock in any ninety (90) day period (calculated in the aggregate with respect to all sales by the Shareholders and the Affiliates, other than sales made pursuant to any of clauses (i) through
(vi) of this Section 4(a)) effected in accordance with the "brokers' transactions" restrictions of subsections (f) (excluding the last sentence thereof) and (g) of Rule 144 promulgated under the Securities Act of 1933, as amended; provided, however, that notwithstanding anything in this Section 4(a) to the contrary, the Shareholders and their Affiliates shall not in the aggregate sell (which for this purpose shall include the entering into any put or other contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer or other disposition of Stock), including any Stock sold pursuant to Section 3(b) hereof, more than 1,300,000, 2,000,000,





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
                                                          Shareholders Agreement

2,000,000, 2,500,000 and 2,500,000 shares of REIT Common Stock or OPCO Common Stock (the "Quarterly Limits") in any of the ninety-day periods which begin on the 91st, 181st, 271st, 361st and 451st day, respectively, after the Effective Time and provided further, however, that if in any such ninety-day period (a "Calculation Period") REIT or OPCO exercise their rights under the provisions of Section 3 or Section 4 of the Registration Rights Agreement to suspend or defer the Shareholders' rights to sell Stock for a number of days in such period, then the Quarterly Limit for each succeeding ninety-day period shall be increased by the excess, if any, of (A) the Quarterly Limit for the Calculation Period multiplied by a fraction, the numerator of which is such number of days and the denominator of which is ninety, over (B) the aggregate number of shares of Stock sold by the Shareholders and the Affiliates in each ninety day period after the Calculation Period over the Quarterly Limit (prior to any adjustment) for such period. For purposes of this Agreement, the "Affiliates" of any Shareholder shall mean any person or entity who directly or indirectly controls, is controlled by, or is under common control with any Shareholder, and "transfer" shall mean and include any sale, assignment, gift, pledge, the imposition of any other encumbrance or any other disposition or any agreement or obligation to do any of the foregoing.

         (b) If any Shareholder or any Affiliate desires to sell any shares of Stock (a "Selling Stockholder") (other than pursuant to clauses (ii) through (vii) of Section 4(a) hereof), the Shareholders will cause the following requirements to be satisfied:

                 (i) The Selling Stockholder shall notify REIT in writing of the proposed sale (the "Notice of Proposed Transfer"). The Notice of Proposed Transfer shall identify and, to the extent known by the Selling Stockholder, provide reasonable information concerning the background, business experience and business affiliations of the proposed transferee (the "Transferee"), the purchase price or other consideration, if any, the number of shares and type of Stock to be transferred and the complete terms of the proposed transaction.

                 (ii) For a period of five (5) business days following the receipt of the Notice of Proposed Transfer, REIT and/or any substitute designated by REIT (REIT and/or such substitute designee is hereinafter sometimes called the "Buyer") shall have the option to purchase all, but not less than all, the Stock specified in the Notice of Proposed Transfer at the price and upon the terms set forth in the Notice of Proposed Transfer; provided, however, that if the type of consideration that was to be paid was non-cash consideration, then the amount payable by the Buyer for such Stock shall be determined by an independent investment banker of national reputation chosen by mutual agreement of REIT and such Selling Stockholder. In the event that Buyer elects to purchase all, but not less than all, of the Stock specified in the Notice of Proposed Transfer, it shall give written notice to the Selling Stockholder of its election, in which case settlement for said Stock shall be made and the Buyer shall purchase such Stock for such price, in cash within five (5) business days after the date Buyer sends such notice. In the event that Buyer elects not to purchase all of the Stock specified in the Notice of Proposed Transfer, the Selling Stockholder may consummate the proposed transfer of said Stock with the Transferee at any time during the following thirty (30) days.

                                                          Shareholders Agreement


         (c) Each Shareholder hereby agrees that, from and after the Effective Time and prior to the third anniversary of the Effective Time, neither such Shareholder nor any of the Affiliates will, directly or indirectly, or will solicit, request, advise, assist or encourage others, directly or indirectly, to:

                 (a) form, join in or in any other way participate in a "partnership, limited partnership, syndicate or other group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any Stock or deposit any Stock in a voting trust or similar arrangement or subject any Stock to any voting agreement or pooling arrangement, other than solely with one or more Affiliates with respect to the Shares;

                 (b) solicit proxies or written consents of shareholders with respect to Stock under any circumstances, or make, or in any way participate in, any "solicitation" of any "proxy" to vote any shares of Stock, or become a "participant" in any election contest with respect to REIT or OPCO (as such terms are defined or used in Rules 14a-1 and 14a-11 under the Exchange Act);

                 (c) seek to call, or to request the call of, a special meeting of the shareholders of REIT or OPCO or seek to make, or make, a shareholder proposal at any meeting of the shareholders of REIT or OPCO;

                 (d) commence or announce any intention to commence any tender offer for any Stock, or file with or send to the SEC a Schedule 13D or any amendments thereto under the Exchange Act with respect to Stock, except (x) the Schedule 13D, if any, to be filed with the SEC in connection with the issuance to one or more of the Shareholders of Paired Shares and Unpaired Shares pursuant to the Merger Agreement (the "Current Schedule 13D"), and (y) any amendment to the Current
         Schedule 13D to reflect changes to the disclosures set forth therein and exhibits filed therewith, to the extent such changes result from actions that are not prohibited by or inconsistent with this Agreement (such permitted amendments and additional exhibits to the Current
         Schedule 13D being referred to as the "Permitted Schedule 13D Amendments");

                 (e) make a proposal or bid with respect to, announce any intention or desire to make, or publicly make or disclose, cause to be made or disclosed publicly, facilitate the making public or public disclosure of, any proposal or bid with respect to, the acquisition of any substantial portion of the assets of REIT, OPCO or of the assets or stock of any of their respective subsidiaries or of all or any portion of the outstanding Stock (except each Shareholder may file Permitted Schedule 13D Amendments), or any merger, consolidation, other business combination, restructuring, recapitalization, liquidation or other extraordinary transaction involving REIT, OPCO or any of their respective subsidiaries;

                                                          Shareholders Agreement

                 (f) otherwise act alone or in concert with others to seek to control or influence in any manner the management, the Board or the Board of Directors of OPCO (including the composition thereof) or the business, operations or affairs of REIT or OPCO;

                 (g) take any action or form any intention which would require an amendment to the Current Schedule 13D (other than amendments containing only the Permitted Schedule 13D Amendments);

                 (h) arrange, or in any way participate in, any financing for any transaction referred to in clauses (a) through (g) above inclusive; or

                 (i) make public, or cause or facilitate the making public (including by disclosure to any journalist or other representative of the media) of, any request, or otherwise seek (in any fashion that would require public disclosure by REIT, OPCO, any of the Shareholders or Affiliates), to obtain any waiver or amendment of any provision of this Agreement, or to take any action restricted hereby.

         Notwithstanding the foregoing, any Shareholder and the Affiliates, if applicable, may make such filings with the SEC pursuant to Section 16(a) of the Exchange Act to reflect changes in the beneficial ownership of any shares of Stock owned by Shareholder or any Affiliate (to the extent such changes reflect action taken by any Shareholder or such Affiliate which is not prohibited by this Agreement).

         Each Shareholder hereby covenants and agrees that such Shareholder will promptly notify REIT when and if such Shareholder receives or learns of
(i) any oral or written request to such Shareholder or any of the Affiliates to participate in any of the transactions or actions referred to in paragraphs (a) through (i) above inclusive or (ii) any oral or written communication from or by any person or entity (other than REIT or OPCO) with respect to any of the transactions or actions referred to in paragraphs (a) through (i) above inclusive, if such person or entity could reasonably be deemed to be capable of effecting, participating in or materially assisting in such an action or transaction (through one or more affiliates or otherwise) and such oral or written communication was of a nature that could reasonably be deemed to indicate a serious interest in effecting, participating in or materially assisting in such an action or transaction.


                                   ARTICLE V

                           OPTIONS TO PURCHASE SHARES

         5.1 Grant of Options. Subject to the terms, provisions and conditions contained in this Agreement, each Shareholder hereby grants to REIT and its designees an option to





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
                                                          Shareholders Agreement

purchase part or all of the Shares held by such Shareholder at the Exercise Price (as hereinafter defined) per share (the options granted hereby are referred to individually as an "Option" and collectively as the "Options").

         5.2     Exercisability of Options; Procedures for Exercise of Options.

                 (a) If the REIT believes in good faith that the receipt by one or more of the Shareholders of Paired Shares pursuant to the Merger Agreement will or may cause (X) such Shareholder or any other person to own, or be deemed to own under the applicable attribution rules of Section 318 (as modified by Section 856(d)(5)) of the Code, immediately after the Merger Paired Shares of REIT Common Stock and OPCO Common Stock in excess of the amounts or percentages of the outstanding Paired Shares of REIT Common Stock and OPCO Common Stock permitted to be owned thereby by REIT's Certificate of Incorporation or By-laws, both as amended through the Effective Time, or (Y) any amount derived or received by, or allocated to, REIT to fail to qualify as "rents from real property" by reason of Section 856(d)(2)(B) of the Code (such limitations set forth in the foregoing clauses (X) and (Y) being referred to herein collectively as the "Paired Ownership Limitations"), then REIT shall have the right to exercise one or more of the Options in whole or in part in order to reduce or eliminate any possibility that the issuance of Paired Shares in the Merger will cause any of the Paired Ownership Limitations to be exceeded or violated. In addition, REIT may exercise one or more of the Options if any Shareholder does not comply with the provisions of Section 3.7 or of Section
3.8. If REIT chooses to exercise one or more of such Options in whole or in part, it may do so only by sending a written notice to one or more of the Shareholders from and after the Election Deadline and prior to the Effective Time stating its intention to exercise such Option or Options, which notice shall be sent to any such Shareholder c/o William P. Hallman, Suite 3200, Texas Commerce Bank Tower, 201 Main Street, Fort Worth, Texas 76102 and shall include a date and time at which the closing for any such exercise (the "Option Closing") shall occur, such date to be not less than one business day and not more than five business days after the giving of such notice. The sale and delivery and the purchase and acceptance of the Shares being acquired shall take place at the offices of Goodwin, Procter & Hoar LLP at Exchange Place, Boston, Massachusetts, or such other place as shall be mutually agreed upon by REIT and such Shareholder.

                 (b) At each Option Closing, REIT or its designee shall pay the Exercise Price (as determined pursuant to Section 5.3 below) for each Share being purchased in cash by a cashiers check or federal funds wire transfer to an account designated by such Shareholder against delivery of any necessary or appropriate stock certificates and duly executed instruments of transfer to REIT or its designee.

Each Shareholder represents and warrants to REIT and its designee that upon payment of the applicable purchase price at each Option Closing, such Shareholder shall have transferred to REIT or its designee the legal and beneficial ownership of the Shares being sold at such Option

                                                          Shareholders Agreement

Closing, free and clear of any liens, encumbrances, charges, restrictions or other adverse claims.

         5.3 Exercise Price. The exercise price (the "Exercise Price") shall equal the Maximum Cash Consideration Per Share, as such term is defined in the Merger Agreement.

         5.4 Escrow. Upon request by REIT, each Shareholder agrees to place the Shares subject to the Options in escrow with a mutually agreeable escrow agent until the termination of the Options.

         5.5 Term of Options. The Options shall terminate on the earlier of (i) the termination of the Merger Agreement and (ii) the Effective Time.



                     VI.  MISCELLANEOUS; GENERAL PROVISIONS

         6.1 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         6.2 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

         6.3 Amendments. This Agreement may not be modified, amended, waived, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereof.

         6.4 Assignment. This Agreement may not be assigned by operation of law or otherwise.

         6.5 Parties in Interest. This Agreement is binding upon, and shall inure solely to the benefit of, each party hereto and nothing in this Agreement, express or implied, is intended to or will confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                                                          Shareholders Agreement

         6.6 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached.
It is accordingly agreed that the parties will be entitled to specific relief hereunder including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in the State of Delaware, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

         6.7 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without regard to its rules of conflict of laws. The parties hereto hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the Delaware Courts for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

         6.8 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

         6.9 Directors and Officers. Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent any Shareholder or its representatives or designees who are serving on the Board of Directors of the Company or who are officers of the Company from taking any action, subject to the applicable provisions of the Merger Agreement, in his or her capacity as a director or officer of the Company.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                                          Shareholders Agreement

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

                                       MEDITRUST CORPORATION



                                       By:  /s/ DAVID F. BENSON
                                            ----------------------------
                                            Name:   David F. Benson
                                            Title:  President


                                       MEDITRUST OPERATING COMPANY


                                       By:  /s/ MICHAEL J. BOHNEN
                                            ----------------------------
                                            Name:   Michael J. Bohnen
                                            Title:  Secretary

                                                          Shareholders Agreement

                                        LA QUINTA INNS, INC.


                                        By:  /s/ GARY L. MEAD
                                             -------------------------
                                             Name:   Gary L. Mead
                                             Title:  President and Chief
                                                     Executive Officer

                                                          Shareholders Agreement

                                     THOMAS M. TAYLOR & CO.


                                     By: /s/ W.P. HALLMAN, JR.
                                         --------------------------------
                                     Name:  W.P. Hallman, Jr.
                                     Title: Vice President


                                     SID R. BASS, INC.


                                     By: /s/ W.P. HALLMAN, JR.
                                         --------------------------------
                                     Name:  W.P. Hallman, Jr.
                                     Title: Vice President


                                     LEE M. BASS, INC.

                                     By: /s/ W.P. HALLMAN, JR.
                                         --------------------------------
                                     Name:  W.P. Hallman, Jr.
                                     Title: Vice President


                                     THE BASS MANAGEMENT TRUST


                                     By: /s/ W.P. HALLMAN, JR.
                                         --------------------------------
                                         Perry R. Bass, Trustee,
                                         by W.P. Hallman, Attorney-in-fact

                                                          Shareholders Agreement

                                      THE AIRLIE GROUP, L.P.


                                      By:  EBD, L.P., General Partner
                                      By:  TMT-FW Inc.
                                      By:  /s/ W.P. HALLMAN, JR.
                                           -----------------------------
                                              W.P. Hallman, Jr.
                                              Vice President


                                      /s/ WILLIAM P. HALLMAN, JR.
                                      ----------------------------------
                                          William P. Hallman, Jr.


                                      ANNIE R. BASS GRANDSON'S TRUST FOR
                                      LEE M. BASS


                                      By:/s/ WILLIAM P. HALLMAN, JR.
                                         -------------------------------
                                            William P. Hallman, Jr., Trustee


                                      ANNIE R. BASS GRANDSON'S TRUST FOR
                                      SID R. BASS


                                      By:/s/ WILLIAM P. HALLMAN, JR.
                                         -------------------------------
                                            William P. Hallman, Jr., Trustee


                                      PETER STERLING


                                      /s/ PETER STERLING
                                      ----------------------------------
                                      Peter Sterling


                                      GARY L. MEAD


                                      /s/ GARY L. MEAD
                                      ----------------------------------
                                      Gary L. Mead

                                                          Shareholders Agreement

                                     HYATT ANNE BASS SUCCESSOR TRUST

                                     By:  Panther City Investment Co., Trustee
                                          By:/s/ W.P. HALLMAN, JR.
                                             --------------------------------
                                             W.P. Hallman, Jr.,
                                             Vice President


                                     SAMANTHA SIMS BASS SUCCESSOR TRUST

                                     By:  Panther City Investment Co., Trustee
                                          By:/s/ W.P. HALLMAN, JR.
                                             --------------------------------
                                             W.P. Hallman, Jr.,
                                             Vice President


                                     PORTFOLIO C INVESTORS, L.P.

                                     By:  Portfolio Associates, Inc.,
                                          General Partner
                                          By:/s/ W.P. HALLMAN, JR.
                                             --------------------------------
                                             W.P. Hallman, Jr.,
                                             Vice President

                                                          Shareholders Agreement

                                   EXHIBIT A


                                                                       Number of Shares of
                                  Number of  Shares of                 Company Stock Owned
Name and Address                  Company Stock Owned                  Beneficially But Not of
of Shareholder                    of Record by Shareholder             Record by Shareholder
--------------                    ------------------------             ---------------------
Thomas M. Taylor & Co.                     0                                 3,461,280
Sid R. Bass, Inc.                          0                                 4,147,957
Lee M. Bass, Inc.                          0                                 4,147,957
The Bass Management Trust                  0                                 1,190,622
The Airlie Group, L.P.                     0                                   487,500
William P. Hallman, Jr.                    0                                   253,125
Annie R. Bass Grandson's Trust for
   Lee M. Bass                             0                                   806,305
Annie R. Bass Grandson's Trust for
   Sid R. Bass                             0                                   806,305
Peter Sterling                             0                                   339,185
Gary L. Mead                         303,750                                         0
Hyatt M. Bass Successor Trust              0                                 1,550,733
Samantha Sims Bass Successor Trust         0                                 1,550,733
Portfolio C Investors, L.P.                0                                 3,223,700


All of the above shares, except those owned by Gary L. Mead, are subject to liens arising out of margin account borrowings with one or more brokerage firms on customary terms.